Contact:	Clarkston Financial Corp. - Grant Smith, CEO, 248 922-6945 Marcotte Financial Relations - Mike Marcotte, 248 656-3873

Clarkston Financial Corporation Reports Q4 & 12-month 2007 Results Agrees to Sell Interest in Subsidiary Huron Valley State Bank Announces Proposal to End SEC Reporting	For Immediate Release

CLARKSTON, Mich., Feb. 27, 2008 — Clarkston Financial Corporation (OTCBB:CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, reported lower revenues and a net loss for the fourth quarter and 12-months ended December 31, 2007, chiefly from higher loan-loss provisioning and losses from discontinued operations for both periods.

For the fourth quarter, net interest income was $1,072,000, off 28%, from stalled loan growth, nonperforming loans, and margin compression from the highly competitive nature of the markets that the Bank serves. Net interest income in Q4 2006 was $1,493,000. Net interest margin slipped to 2.58% from 3.29% a year ago, primarily from loans being placed on non accrual. Noninterest income was a negative $1,025,000, attributable chiefly to losses on the sale of securities and loans. Bank service fees and charges rose modestly. Q4-2006 noninterest income was $295,000. The net loss for the quarter was $2,519,000, or $1.98 per diluted share, including a loan loss provision of $1,872,000 and a loss of $102,000 from discontinued operations. This compares with 2006‘s Q4 net loss of $265,000, or $0.21 per diluted share. The Q4 2006 results include a loan loss provision of $705,000 and a loss of $54,000 from discontinued operations.

For the 12 months ended December 31, 2007, the Corporation posted a net loss of $3,988,000, equivalent to $3.15 per diluted share, including a substantially higher loan loss provision of $4,485,000, and a loss of $344,000 from discontinued operations. Both net interest income and noninterest income were down for the year. A 13% reduction in net interest income, to $5,105,000, reflects the impact of the Federal Reserve’s lowering interest rates, an 11% reduction in total loans outstanding, and compression in the net interest margin. Net interest income for 2006 was $5,841,000. Noninterest income for 2007 was $51,000, compared with $1,162,000 the year before. The net loss for 2006 was $712,000, or $0.57 per diluted share. The 2006 results include a loan loss provision of $2,261,000 and a loss of $291,000 from discontinued operations.

Net charge offs for the year totaled $4,799,000, up substantially from net charge offs of $1,540,000 for all of 2006. Nonperforming loans were 2.4% of total portfolio loans at the close of 2007 and 2.2% at the close of 2006. At yearend, the loan-loss reserve stood at 1.8% of total portfolio loans outstanding.

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Clarkston Financial Corp.
Q4/12-month 2007 results

J. Grant Smith, CEO, said, “2007 was Clarkston State Bank’s most difficult year. We were confronted by Michigan’s difficult market conditions, flagging loan demand, intense competition, declining interest rates, mortgage crisis, and sinking real estate values — both commercial and residential. In addition to these external factors, we faced several internal challenges, most notably credit quality issues that required us to substantially boost our loan loss reserve, assess all credit policies and procedures, complete an exhaustive review of virtually every sizeable credit on our books, charge off nearly $4,800,000 in loans, and establish new policies and procedures to oversee and guide all credit functions, going forward.

We also eliminated several positions and changed responsibilities for several key members of our staff. Finally, we began to restructure our investment portfolio during the fourth quarter to align our portfolio with our current tax position. We expect 2008 to be a challenging year given the current economic environment but we feel we have made strides in restructuring our core disciplines and have provided a platform to assist in the turnaround of Clarkston State Bank.

Edwin L. Adler, Board Chairman of the holding company and a founder of the Bank added: “Everyone on our board is proud of the hard work that has been accomplished in these very difficult economic times. Our shared goal is to return Clarkston State Bank to profitability and return our share price to a reasonable multiple.”

Mr. Adler announced that the Board of Directors has approved a plan to end the Corporation’s obligation to file reports with the Securities and Exchange Commission. This would be accomplished through a 1-for-111 reverse split of the Corporation’s common stock to be followed immediately by a 111-for-1 forward split.  In the split transaction, shareholders of record with fewer than 111 shares of the Corporation’s common stock immediately before the split transaction will receive a cash payment equal to $10.00 per pre-split share. Shareholders of record holding 111 or more shares of the Corporation’s common stock immediately before the split transaction will not receive a cash payment and will continue to hold the same number of shares after completion of the split transaction.   If the split transaction is completed, the Corporation expects to have fewer than 300 shareholders of record and become eligible to file a Form 15 to eliminate its obligation to file periodic reports and other information with the Securities and Exchange Commission. The Corporation anticipates that its common stock will continue to be quoted on the OTC Bulletin Board to the extent market makers continue to make a market in its shares.

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Clarkston Financial Corp.
Q4/12-month 2007 results

Mr. Adler added, “After careful consideration, our Board of Directors decided to take this action because we believe the cost disadvantages of continuing as a reporting company outweigh the advantages. Among the factors considered by the Board of Directors in reaching its decision were the costs and expenses that are incurred as a result of being a reporting company, particularly in light of new requirements under the Sarbanes-Oxley Act.

The Corporation intends to continue to hold annual meetings and to provide its shareholders with financial information through press releases and postings on its website.

Clarkston Financial Corporation has filed a proxy statement and Schedule 13E-3 with the SEC outlining the going private transaction and containing other important information. The Corporation advises all shareholders to read the definitive proxy statement.  Shareholders may obtain a free copy of the definitive proxy statement and Schedule 13E-3 at the SEC’s web site at www.sec.gov. The Corporation will also mail a copy of the definitive proxy statement to all shareholders entitled to vote at the meeting prior to the date of the special meeting.

Mr. Adler also announced that Clarkston Financial Corporation has entered into a definitive agreement to sell its interest in Huron Valley State Bank, a subsidiary bank, to a group of private investors, including several directors of Clarkston Financial Corporation and Huron Valley State Bank.

He said according to the terms of the proposed agreement, Clarkson Financial Corporation will receive a total of $4,297,800, or $9.50 per share, for its 55% interest in the de novo bank. Milford-area investors own 45% of the common stock outstanding.

The proposed sale is subject to regulatory approval and is expected to be concluded in the next quarter.

He added: “The proposed sale of Huron Valley State Bank is a win-win situation for all parties involved. On the one hand, and going forward, the board and management of Huron Valley will be able to set their own pace, goals, objectives and business plan without the burdensome reporting requirements of Clarkston Financial Corp., a public company. In effect, the Bank’s priorities will be its employees, customers, and shareholders. On the other hand, Clarkston Financial Corporation will use the proceeds of the proposed agreement to re-capitalize Clarkston State Bank and provide funds for growth.”

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Clarkston Financial Corp.
Q4/12-month 2007 results

Clarkston State Bank opened in January 1999 and operates four branches in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in August 2005. Clarkston Financial Corporation owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

Safe Harbor. This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties.  Actual results may differ materially from the results discussed in the forward-looking statements.  Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free online via EDGAR at SEC.GOV. The Corporation assumes no responsibility to update forward-looking statements.

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CLARKSTON FINANCIAL CORPORATION
Historical Balance Sheet Data
000's omitted

	Unaudited

CFC Consolidated	Dec-07	Sep-07	Dec-06	Dec-07	Dec-06

Total Assets	$201,410	$204,049	$220,739	$201,410	$220,739

Loans HFS	690	645	120	690	120
Total Portfolio Loans	128,459	133,286	145,012	128,459	145,012
Loan Loss Reserve	(2,304)	(2,610)	(2,619)	(2,304)	(2,619)

Non-accrual Loans	3,487	5,352	2,431	3,487	2,431
Loans 90 days + Still Accruing	308	199	855	308	855

Total Non-performing Loans	3,795	5,551	3,286	3,795	3,286
Repossessed Assets	575	555	3	575	3
Total Securities	29,035	30,995	35,637	29,035	35,637

Premises/Furniture & Fixtures	4,880	4,988	4,497	4,880	4,497

Noninterest-bearing Deposits	22,671	22,349	22,596	22,671	22,596
Interest bearing Deposits	127,405	128,522	139,110	127,405	139,110

Total Deposits	150,076	150,871	161,706	150,076	161,706
CD's>$100K	43,378	41,856	51,961	43,378	51,961

Trust Preferred	4,000	4,000	4,000	4,000	4,000
Advances from FHLB	5,200	10,700	15,200	5,200	15,200

Common Equity	11,432	13,555	14,766	11,432	14,766
Common Shares Outstanding at End of Period	1,274	1,274	1,262	1,274	1,262
Goodwill/Intangibles	0	0	0	0	0

CLARKSTON FINANCIAL CORPORATION
Historical Income Statement Data
000's omitted

	(Unaudited)

	Three Months Ended Dec-07	Three Months Ended Sep-07	Three Months Ended Dec-06	Twelve Months Ended Dec-07	Twelve Months Ended Dec-06

Total Interest Income	$2,598	$2,794	$3,179	$11,529	$12,075
Interest Expense	1,526	1,588	1,686	6,424	6,234

Net Interest Income	1,072	1,206	1,493	5,105	5,841

Provision for Loan Losses	1,872	2,556	705	4,485	2,261
Security Gains/(Losses)	(204)	0	(24)	(206)	(21)
Gain on loan sales	(776)	50	68	(580)	268
Service fees on loan and deposit accounts	268	278	237	1,122	917
Other Income	(313)	17	14	(285)	(2)

Total Other Income	(1,025)	345	295	51	1,162

Salary & Benefit Expense	894	675	728	3,284	2,843
Occupancy Expense	283	175	252	843	953
Other Expense	677	586	522	2,235	1,770

Total Other Expense	1,854	1,436	1,502	6,362	5,565

EBIT	(3,679)	(2,441)	(419)	(5,691)	(823)
Tax	(1,262)	(873)	(208)	(2,047)	(402)
Minority Interest
Discontinued operations	(102)	(69)	(54)	(344)	(291)

Net Income	$(2,519)	$(1,637)	$(265)	$(3,988)	$(712)

Reported EPS (diluted)	$(1.98)	$(1.28)	$(0.21)	$(3.13)	$(0.57)
Dividends Per Share	$-	$-	$-	$-	$-

Selected Financial Ratios:
Total Risk Based Capital	10.15%	12.60%	12.28%	10.15%	12.28%
Return on Average Assets	-4.88%	-3.16%	-0.48%	-1.90%	-0.34%
Return on Average Equity	-77.79%	-43.97%	-7.14%	-27.84%	-5.09%
Net Interest Margin	2.58%	2.83%	3.29%	2.94%	3.34%

Average Assets	204,823	205,448	219,644	209,757	209,652
Net charge-offs ($)	2,177	1,529	30	4,799	1,540
Gross charge-offs ($)	2,206	1,543	108	5,240	1,890